TERARECON SYSTEMS DEVELOPMENT
                              AND PORTING AGREEMENT

     THIS DEVELOPMENT AND PORTING AGREEMENT (the "Agreement") is made as of this ___ day of _____________, 1997 (the "Effective Date") by and between TERARECON INC. ("TeraRecon"), a Delaware corporation, and IMATRON INC. ("Imatron"), a New Jersey corporation.

     WHEREAS, TeraRecon has developed a proprietary image reconstruction system;

     WHEREAS, Imatron has developed certain image reconstructions algorithms for use in the reconstruction of Ultrafast CT(TM) images for medical scanning applications;

     WHEREAS, the parties desire TeraRecon to develop certain stand-alone image reconstruction systems incorporating the Imatron algorithms into the TeraRecon image reconstruction system to be sold by Imatron and used in conjunction with certain Imatron scanners, as more fully described herein;

     WHEREAS, Imatron has agreed to issue warrants to TeraRecon to acquire shares of Imatron's Common Stock upon the completion of certain milestones in connection with the development of such image reconstruction systems; and

     WHEREAS, TeraRecon desires to develop such image reconstruction systems upon the terms and conditions set forth herein.

      NOW, THEREFORE, the parties hereby agree as follows:

1.    Definitions.

      As used herein, the following terms shall have the following meanings:

     1.1. "Confidential Information" means any information, technical data, or know-how, including, but not limited to, a party's research, products, hardware, software, services, development, inventions, processes, designs, drawings, engineering, marketing, finances, or such other information that is or has been made available to the party receiving the information (the "Receiving Party") by the party disclosing the information (the "Disclosing Party") either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Notwithstanding anything to the contrary in this Agreement, neither party shall have any obligation under this Agreement with respect to Confidential Information unless: (A) if the Confidential Information is in writing or other tangible form (i.e., electronic), it is clearly marked as proprietary and confidential when furnished to the Receiving Party: or, (b) if the Confidential Information is not in tangible form, it is identified orally and specifically as proprietary and confidential at the time of disclosure and is summarized in a writing so marked and delivered to the Receiving Party within thirty (30) days after such disclosure, in which case the Confidential Information contained in such summary (not information contained solely in the non-tangible disclosure) shall be subject to the restrictions herein; provided, however, that each party shall have thirty (30) days from the date hereof to summarize all information previously disclosed to the Receiving Party and not marked confidential, and all such information shall be deemed Confidential Information. Neither party has any obligation to disclose any particular information to the other under this Agreement. Confidential Information shall not include any data or information which (i) was in the public domain at the time it was disclosed or falls within the public domain, except through the fault of a Receiving Party; (ii) was known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of establishing by clear and convincing evidence; (iii) was disclosed after written approval of the Disclosing Party; (iv) becomes known to the Receiving Party from a source other than the Disclosing Party without breach of this Agreement by the Receiving Party; or (v) was independently developed by the Receiving Party without the benefit of Confidential Information received from the Disclosing Party, which independent development the Receiving Party shall have the burden of establishing by clear and convincing evidence.

     1.2. "Development Program" means the collaborative development program undertaken by the parties pursuant to this Agreement, all as more fully set forth in Appendix A. 1.3. "Error" means any material failure by a Prototype I or Prototype II which causes such Prototype I or Prototype II not to operate in conformance with the Specifications.

     1.4. "Fair Market Value" means the average of the closing or last reported sale prices on the NASDAQ National Market over the 5-day period ending five days prior to Acceptance as defined in Section 3.2.

     1.5. "Hardware Updates" shall mean any error corrections or other modifications to the hardware, prepared by or on behalf of TeraRecon that may enhance performance of the hardware but do not add significant new, different or enhanced functions or functionality to the hardware.

     1.6. "Hardware Upgrades" shall mean a new generation of the hardware, prepared by or on behalf of TeraRecon, that adds significant new or enhanced functions or functionality to the hardware, or is meant to significantly change or enhance the performance of the hardware.

     1.7. "Imaging Enhancements" shall mean any error corrections or other modifications to the software, prepared by or on behalf of TeraRecon, that may enhance performance of the software. In the event that TeraRecon undertakes the development of significant new or enhanced functions or functionality to the software for medical imaging interventional radiology applications, which do not require Hardware Upgrades, then such new or enhanced functions or functionality shall be included in "Imaging Enhancements."

     1.8. "Imatron Technology" means the proprietary Imatron reconstruction algorithms, and all Intellectual Property Rights included therein necessary to create the TeraRecon Systems as identified on Appendix B.

     1.9. "Intellectual Property Rights" means copyrights, patents, trade secrets and trademarks, whether or not registered, filed, applied for or the like, and all related rights.

     1.10. "Net Sales" means the gross sales price received by TeraRecon attributable to TeraRecon's sale, lease or license of the RTR-2000 TeraRecon System in connection with medical CT scanning applications to parties using CT scanner applications other than Imatron or affiliates of TeraRecon less shipping expenses, discounts, returns and taxes.

     1.11. "Non-Imaging Enhancements" shall mean a major new release of the software, prepared by or on behalf of TeraRecon, that adds significant new or enhanced functions or functionality to the software, other than for medical imaging international radiology applications.

     1.12. "Prototype I" means a 50 millisecond working prototype unit of the RTR-2000 TeraRecon System.

     1.13. "Prototype II" means a 100 millisecond working prototype unit of the RTR-2000 TeraRecon System.

     1.14. "RTR-2000 TeraRecon System" means the first generation Real Time Reconstruction ("RTR") imaging processing hardware and software to be developed and created pursuant to this Agreement and to be used in conjunction with newly manufactured or previously installed Imatron Ultrafast CT scanners only for medical scanning applications and modifications and improvements to such image processing software and hardware, including Imaging Enhancements and Hardware Updates but excluding Non-Imaging Enhancements and Hardware Upgrades thereto.

     1.15. "Specifications" means the technical and operational specifications and system characteristics for the RTR-2000 TeraRecon System as set forth in the Development Program attached to this Agreement as Appendix A.

     1.16. "Technology" means any or all of the TeraRecon Technology, the Imatron Technology or both.

     1.17. "TeraRecon Systems" means image reconstruction hardware and software developed by TeraRecon, including, without limitation, the RTR-2000 TeraRecon System and all modifications and enhancements thereto.

     1.18. "TeraRecon Technology" means the property technology of TeraRecon, improvements or modifications to such technology, and all Intellectual Property Rights included therein, included in and underlying the TeraRecon Systems, as identified on Appendix C.

     1.19. "Warrant" means a warrant to purchase Common Stock of Imatron in substantially the form attached hereto as Appendix D.

     2. DEVELOPMENT EFFORTS.

     2.1. Collaboration. TeraRecon and Imatron hereby agree to undertake the Development Program. Each party shall have the obligations set forth herein and in Appendix A.

     2.2. Development Obligations of the Parties.

     2.2.1. Each party agrees, in cooperation with the other, to use commercially reasonable efforts to realize the objectives of the Development Program and to achieve the milestones on a timely basis, including, without limitation, supplying the necessary personnel, facilities and materials necessary to carry out the Development Program.

     2.2.2. Imatron will: (a) make available to TeraRecon the Imatron Technology as required by TeraRecon to perform its obligations under the Development Program; and (b) provide to TeraRecon, as soon as reasonably available, copies of the tangible aspects of such Imatron Technology including, without limitation, applicable specifications and other engineering documents.

     2.2.3. During the course of the Development Program, in the event that either party reasonably believes modifications to the Development Program are necessary to carry out the intent of this Agreement, the Development Program shall be modified with the written consent of the other party, which consent shall not be unreasonably withheld. The parties will then mutually agree upon such changes in good faith. The parties shall cause Appendix A to be amended in the event of any such modifications to reflect the changes to the Development Program. An amended Appendix A shall supersede all prior Appendix A and become a part of this Agreement.

     2.2.4. No compensation will be due Imatron for its performance of its obligations under this Agreement, and Imatron shall bear all of its own costs and expenses associated with such performance: provided, however, that so long as Imatron provides TeraRecon with certain space at Imatron's facility, TeraRecon may be billed for telephone and fax expenses.

     2.2.5. The parties agree that they shall have their personnel meet as frequently as needed to determine scheduling and pertinent technical issues with respect to the Development Program. Such meetings shall be held at such locations as the parties shall jointly determine. Each party shall appoint a qualified person to act as project manager. The project managers will act as each party's representative and principal contact person regarding all matters related to this Agreement.

     2.2.6. Imatron shall provide TeraRecon with improved and updated reconstruction algorithms and the parties further agree to otherwise cooperate with one another to improve the image quality and performance of the RTR-2000 TeraRecon System.

     3. ACCEPTANCE CRITERIA AND PERFORMANCE SPECIFICATIONS.

     3.1. Acceptance Criteria. Each Prototype I and Prototype II (each a "Prototype" or collectively the "Prototypes") shall be subject to acceptance testing by Imatron to verify that each Prototype conforms to the Specifications mutually agreed upon by Imatron and TeraRecon for said Prototype as set forth in the Development Program and modified from time to time in accordance with
Section 2.2.3.

     3.2. Acceptance Testing. Acceptance testing for the Prototype I and the Prototype II shall commence when TeraRecon notifies Imatron in writing that such prototype conforms to the Specifications, and is ready for acceptance testing by Imatron (the "Completion Notice"). Within ten (10) days after receipt of the Completion Notice, Imatron will perform acceptance tests at Imatron's South San Francisco facility to determine whether such Prototype exhibits Errors. If a Prototype conforms to the Specifications, Imatron will accept such Prototype by sending written notice to TeraRecon. Imatron will be deemed to have unconditionally accepted such Prototype if Imatron does not provide, within thirty (30) days after receipt of the Completion Notice (the "Acceptance Period"), written acceptance in accordance with this Section 3.2 or written rejection in accordance with Section 3.2.1 below. For the purposes of this Agreement, acceptance by written notice or by failing to provide written acceptance or written rejection shall be deemed "Acceptance."

     3.2.1. Retesting. If Imatron determines that the Prototype I or Prototype II exhibits Errors on the basis of the acceptance testing, Imatron shall promptly notify TeraRecon in writing ("Notice of Errors") and shall specify with as much detail as possible the Errors exhibited by such Prototype. If TeraRecon receives a Notice of Errors, TeraRecon and Imatron shall first cooperate in seeking a way to correct the Errors which does not require a redesign of the Prototype I or Prototype II, as applicable. Imatron will submit to TeraRecon such data as TeraRecon may reasonably request in order to verify, diagnose and correct an Error. If no such correction is possible in TeraRecon's reasonable judgment, TeraRecon and Imatron shall agree in good faith on what design changes are necessary to correct the Errors and then modify the Development Program and amend Appendix A accordingly. TeraRecon shall then use reasonable commercial efforts to correct the Errors at TeraRecon's sole cost and expense on a mutually agreed upon schedule. Upon completion of the corrective action by TeraRecon, the Acceptance Test will be repeated until such Prototype no longer exhibits Errors. If correcting of such Errors is not feasible, as determined in TeraRecon's reasonable commercial judgment, Imatron or TeraRecon may terminate this Agreement in accordance with Section 14, which such termination shall be Imatron's sole and exclusive remedy for TeraRecon's failure to remedy such Error.

     4. WARRANT PAYMENTS TO TERARECON.

     4.1. Within ten (10) days of Acceptance by Imatron of the first Prototype I, Imatron shall, for no additional charge, issue a Warrant to TeraRecon for the purchase of 1,000,000 shares of Common Stock of Imatron (as adjusted for any stock splits, dividends, recapitalizations or the like) with a four-year term at an exercise price determined in accordance with Section 4.5 below.

     4.2. Within ten (10) days of Acceptance by Imatron of three (3) additional Prototype I units, TeraRecon shall purchase a Warrant of the purchase of 2,000,000 shares of Common Stock of Imatron (as adjusted for any stock splits, dividends, recapitalizations or the like) with a four-year term at an exercise price determined in accordance with Section 4.5 below for an aggregate purchase price of $1,000,000.

     4.3. Within ten (10) days of Acceptance by Imatron of the first Prototype II unit, Imatron shall, for no additional charge, issue a Warrant to TeraRecon for the purchase of 1,000,000 shares of Common Stock of Imatron (as adjusted for any stock splits, dividends, recapitalizations or the like) with a four-year term at an exercise price determined in accordance with Section 4.5 below.

     4.4. Within ten (10) days of Acceptance by Imatron of six (6) additional Prototype II units, TeraRecon shall purchase a Warrant for the purchase of 2,000,000 shares of Common Stock of Imatron (as adjusted for any stock splits, dividends, recapitalizations or the like) of Imatron with a four-year term at an exercise price determined in accordance with Section 4.5 below for an aggregate purchase price of $1,000,000.

     4.5. The exercise price for the Warrants issued pursuant to Sections 4.1 through 4.4 above shall be $4.50 per share; provided that if the Fair Market Value of the Common Stock of Imatron is less than $2.00 per share than the exercise price shall be equal to 180% of such Fair Market Value; provided further, that the exercise price shall not be less than $1.50 per share in any case.

          4.6. Investment Representations.

     (a) Risk. TeraRecon is aware that an investment in Imatron is highly speculative and that there can be no assurance as to what, if any, return that there may be on TeraRecon's investment in the Warrants and the share of Imatron common stock to be issued upon exercise of the Warrants (the "Shares"). The Warrants and the Shares are collectively referred to herein as the "Securities." TeraRecon is aware of Imatron's business affairs and financial condition and has acquired sufficient information about Imatron to be able to evaluate the risks and merits of the proposed investment and to reach an informed and knowledgeable decision to acquire the Securities.

     (b) Experience. TeraRecon is capable of evaluating the merits and risks of its investment in Imatron and has the capacity to protect its own interests. TeraRecon also represents it has not been organized for the purpose of acquiring the Securities offered hereby.

      (c) Principal Place of Business. TeraRecon's principal place of business is located at the address set forth below.

      (d) Investment. TeraRecon is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for public resale in connection with, any distribution thereof other than pursuant to a registration as contemplated hereby. TeraRecon understands that the Warrants and the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such purchaser's representations as expressed herein.

     (e) Rule 144. TeraRecon acknowledges that the Securities are characterized as "restricted securities" under the federal securities laws and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. TeraRecon is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited public resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the issuer, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

     (f) Access to Data. TeraRecon has had an opportunity to discuss Imatron's businesses, management and financial affairs with its management and the opportunity to review Imatron's facilities and financial data. TeraRecon has also had an opportunity to ask questions of officers of Imatron, which questions were answered to its, his or her satisfaction.

     4.7. Warrant Purchase Agreement. In connection with the offer and issuance of any of the Securities, the parties agree to execute and deliver to each other a Warrant Purchase Agreement in the form of Appendix E hereto

5.   RESTRICTIONS ON USE.

     5.1. Prototype I and Prototype II Use. The use of the Prototype I and Prototype II shall be limited to product development, promotional purposes, training, engineering "Alpha" testing and clinical "Beta" testing and expressly not for commercial production, distribution or medical treatment of any person without the prior written consent of TeraRecon. The Prototype I and Prototype II are intended for human use in their "Alpha" and "Beta" testing applications in clinical settings; provided, however, that Imatron will defend, indemnify and hold harmless TeraRecon from and against any losses, damages, expenses or other costs (including, without limitation, reasonable attorney's fees) arising out of or resulting from any claims in connection with any human use, treatment, observation and/or diagnosis.

     5.2. Trademark Display. TeraRecon will provide to Imatron copies of its logos and/or trademarks (the "Marks") for the purposes of including the Marks in any display or demonstration of the RTR-2000 TeraRecon System by Imatron. Imatron will use the Marks during any such display or demonstration in conformance with such written instructions as TeraRecon may provide to Imatron from time to time.

     5.3. No Unauthorized Warranties. Imatron will not make or extend on behalf of TeraRecon any written or oral warranty with respect to any RTR-2000 TeraRecon System without the express prior written consent of TeraRecon. Imatron will not advise, perform or demonstrate any use or application of any RTR-2000 TeraRecon System that is not specifically approved in writing by TeraRecon. Imatron will not impair the integrity of the RTR-2000 TeraRecon System while it is in Imatron's custody.

     5.4. Compliance with Laws. Imatron represents and warrants that it is familiar and will comply in all respects with applicable laws, ordinances, regulations and other governmental requirements concerning the marketing, sale, demonstration, use and distribution of the Imatron Ultrafast CT Scanner, including, without limitation, regulations of the Food and Drug Administration ("FDA"). TeraRecon shall be responsible for obtaining applicable FDA approval, IEC601 approval, and CE Mark and ISO 9001 approval in accordance with applicable European regulations for the RTR-2000 TeraRecon System; provided that Imatron will fully cooperate with and assist TeraRecon in obtaining all such approvals. Notwithstanding the foregoing, TeraRecon shall not be required to obtain any such approvals for the Prototype I or Prototype II.

     5.5. Indemnification. Imatron will defend, indemnify and hold harmless TeraRecon from and against any losses, damages, expenses or other costs (including, without limitation, reasonable attorney's fees) arising out of or resulting from any breach or alleged breach of this Section 5.

6.   MANUFACTURE AND SALE AGREEMENT.

     Upon  successful  completion  of  the  Development  Program,   Imatron  and
TeraRecon shall in good faith enter into a manufacture and sale agreement which shall include, without limitation, the following:

     6.1. TeraRecon shall manufacture and sell the RTR-2000 TeraRecon Systems to Imatron on an OEM basis for distribution solely in connection with the Imatron Ultrafast CT Scanner for medical use;

     6.2. Imatron shall have an exclusive right to sell or lease the RTR-2000 TeraRecon Systems to existing owners of the Imatron Ultrafast CT Scanner and to purchasers of the Imatron Ultrafast CT Scanner in connection with such purchase; provided, however, that in the event Imatron ceases to use its best efforts (including customary print and promotional materials, product demonstrations, sales people and trade show promotions) to sell or lease the TRT-2000 TeraRecon Systems, as determined in good faith by both Imatron and TeraRecon, then Imatron's exclusive sales right as set forth in this Section 6.2 shall terminate;

     6.3. TeraRecon shall retain the right to sell, lease or license the TeraRecon Systems to other medical imaging systems customers; provided, however, that such TeraRecon Systems shall not include any Imatron Technology;

     6.4. The purchase price for the RTR-2000 TeraRecon System shall be $40,000 through December 31, 1998;

     6.5. TeraRecon shall make the RTR-2000 TeraRecon System available to Imatron for the five-year period commencing on the Effective Date; provided that if TeraRecon terminates production of the RTR-2000 TeraRecon System before such time, TeraRecon shall provide Imatron with a replacement TeraRecon System which meets the Specification and performs at least the same set of functions as the RTR-2000 TeraRecon System performs;

     6.6. Such additional terms and conditions as are necessary and appropriate, including, without limitation, customary provisions relating to limited warranties and limitation of liability between the parties and with respect to customers.

7.   INTENTIONALLY DELETED.

8.   ROYALTY PAYMENTS TO IMATRON.

     8.1. TeraRecon shall make royalty payments to Imatron equal to 3% of the Net Sales (the "Royalty Payments"), provided, however, that TeraRecon shall not be required to make such Royalty Payments:

     (a) on the sale, lease or license of RTR-2000 TeraRecon Systems occurring after the fourth anniversary of the Effective Date; or

     (b) in the event that Imatron fails to perform in any material way under the terms of this Agreement or any other agreement between the parties hereto, including the agreements contemplated hereby; or

     (c) relating to any fiscal year in which Imatron does not purchase the greater of five (5) RTR-2000 TeraRecon Systems and that number of RTR-2000 TeraRecon Systems equal to at least 30% of the number of Imatron Ultrafast CT Scanners sold, leased or licensed in such fiscal year.

     8.2. Royalty Payments shall be made as soon as practicable after the end of each fiscal year of TeraRecon, and in any event within sixty (60) days thereafter.

9.   OWNERSHIP OF TECHNOLOGY.

     9.1. TeraRecon Technology; Imatron Technology. The parties agree that TeraRecon shall retain all right, title and interest in and to the TeraRecon Technology, and all Intellectual Property Rights therein, and that Imatron shall retain all right, title and interest in and to the Imatron Technology, and all Intellectual Property Rights therein.

     9.2. Newly Created Technology. The parties agree that TeraRecon shall own all right, title and interest in and to any new technology developed or created pursuant to, or otherwise arising out of the Development Program (including, without limitation, the TeraRecon Systems), any improvements and modifications to such new technology, and all Intellectual Property Rights therein. To the extent that Imatron may be deemed to have assisted TeraRecon in or otherwise to have contributed to the development or creation of such new technology, Imatron hereby assigns to TeraRecon all right, title and interest Imatron may have in and to such new technology, including all Intellectual Property Rights therein.

10.  NO GRANT OF LICENSE.

     Nothing in this Agreement or the Development Program shall imply that any license to the Imatron Technology shall have been transferred from Imatron to TeraRecon or that any license to the TeraRecon Technology shall have been transferred from TeraRecon to Imatron. TeraRecon represents that it will not include Imatron Technology in the TeraRecon Systems manufactured for other medical imaging systems customers; provided that Imatron agrees and acknowledges that nothing in this Agreement shall be deemed or construed to prevent TeraRecon from developing, manufacturing and selling TeraRecon Systems to other medical imaging systems customers. In particular, Imatron agrees that, notwithstanding anything to the contrary in this Section 10, TeraRecon shall be free to use or disclose to any third party any generalized ideas, concepts, know-how, methods, techniques or skills in possession of TeraRecon prior to the Development Program or gained or learned by TeraRecon during the course of the Development Program, so long as such use or disclosure does not infringe on any patent, copyright, trade secret or trademark of Imatron or include any Confidential Information of Imatron as defined in Section 1.1. TeraRecon agrees and acknowledges that nothing in this Agreement shall be deemed or construed to prevent Imatron from developing, manufacturing and selling image reconstruction systems; provided, however, that such image reconstruction systems shall not include any TeraRecon Technology.

 11.      WARRANTY DISCLAIMER.

     IMATRON AGREES AND ACKNOWLEDGES THAT THE PROTOTYPE I AND PROTOTYPE II ARE PROVIDED AS-IS, AND THAT TERARECON MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH REGARD TO ANY PRODUCT FURNISHED UNDER THIS AGREEMENT. TERARECON HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES AND OBLIGATIONS OF TERARECON, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE PROTOTYPE I, PROTOTYPE II OR ANY OTHER PRODUCTS DELIVERED BY OR ON BEHALF OF TERARECON UNDER THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

12.INTELLECTUAL PROPERTY INDEMNITY.

     12.1. TeraRecon and its affiliates own all right, title and interest in the TeraRecon Technology. TeraRecon has the power to cause and will cause such affiliates to transfer to TeraRecon all technology necessary for TeraRecon to perform under this Agreement. TeraRecon represents and warrants that the use of the TeraRecon Technology in the development, creating and manufacture of the Prototype I and Prototype II does not infringe any copyright, trademark or trade secret rights of any third party.

     12.2. Imatron owns all right, title and interest in the Imatron Technology necessary for Imatron to perform under this Agreement. Imatron represents and warrants that the use of the Imatron Technology in the development, creation and manufacture of the Prototype I and Prototype II does not infringe any copyright, trademark or trade secret rights of any third party.

     12.3. Each party will defend, indemnify and hold harmless the other party from and against any breach or alleged breach of Section 12.1 or 12.2, as applicable, and pay any costs, damages, liabilities or expense (including reasonable attorneys' fees) incurred by the other arising out of or relating to such action, provided the party seeking indemnification ("Indemnified Party" (i) notifies the indemnifying party ("Indemnifying Party") promptly in writing of any such action; (ii) gives the indemnifying party sole control of the defense and any negotiations for settlement or compromise of such action; (iii) cooperates with the Indemnifying Party and provides such assistance as the Indemnifying Party may reasonably request in connection with the defense or settlement of the claim; (iv) does not settle the claim without the Indemnifying Party's written consent, which consent will not be unreasonably withheld; and
(v) complies with any settlement or court order made in connection with the claim. Should the Indemnifying Party's Technology become, or in the Indemnifying Party's opinion be likely to become, the subject of such an action, the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party's option and sole expense, either (A) to procure for the Indemnified Party the right to continue using the Indemnifying Party's Technology or (B) replace or modify the same to become noninfringing if such replacement or modification does not materially affect the performance of the Product. The Indemnified Party agrees to provide reasonable assistance to the Indemnifying Party to procure such rights or replace or modify the Indemnifying Party's Technology at the Indemnifying Party's expense. However, the Indemnifying Party shall have no liability to the Indemnified Party under this Section 12 for any such action based upon (A) any modification of the Indemnifying party's Technology or (B) the combination of the Indemnifying Party's Technology with other items by the Indemnified Party other than as contemplated by this Agreement if such action would have been avoided by the absence of such combination or modification. This
Section 12.3 sets forth each party's exclusive remedy and entire liability for a breach or alleged breach of Section 12.1 or 12.2, as applicable.

13.  Non-Disclosure.

     13.1. Scope of Use. Each party will use the Confidential Information solely to accomplish the purposes of this Agreement and will not disclose the Confidential Information to any person except its employees or consultants to whom it is necessary to disclose the Confidential Information for such purposes. Each party agrees that the Confidential Information will be disclosed or made available only to those of its employees or consultants who have agreed to receive it under terms at least as restrictive as those specified in this Agreement. Each party agrees not to copy, alter, modify, disassemble, reverse engineer or otherwise reproduce any of the Confidential Information, except as required to accomplish the intent of this Agreement, unless permitted in writing by the Disclosing Party. Each party will use its bets efforts to maintain the confidentiality of the Confidential Information, but not less than the measure it uses for its own confidential information of similar type. Each party will immediately notify the other of any unauthorized use or disclosure of the Confidential Information and will assist the other in remedying any such unauthorized use or disclosure.

     13.2. Permitted Disclosure. Notwithstanding Section 13.1, disclosure of Confidential Information shall not be precluded if such disclosure: is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring the that Confidential Information so disclosed be used only for the purposes for which the order was issued; is otherwise required by law; or is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

     13.3. No Solicitation of Employees. During the two-year period commencing with the Effective Date, neither TeraRecon nor Imatron, nor any affiliates of TeraRecon or Imatron, will solicit or seek to employee any employee of the other party, or any affiliate of such other party.

14.  TERM AND TERMINATION.

     14.1. Term. The term of this Agreement will begin on the Effective Date and will continue until the final milestone is completed and accepted and TeraRecon receives the Warrants pursuant to Section 4, unless earlier terminated hereunder.

     14.2. Termination. Notwithstanding anything herein to the contrary, either party will have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement if:

     14.2.1. Both parties agree in writing to so terminate this Agreement; or

     14.2.2. The other party commits a material breach of the terms hereof that has not been remedied within ninety (90) days of the receipt by the party in default of notice specifying the breach and requiring its remedy; or

     14.2.3. TeraRecon determines in its reasonable commercial judgment that it is not feasible to correct errors after completing the retesting procedure in
Section 3.2.1.

     14.2.4. TeraRecon has not delivered the Prototypes in accordance with the Milestone Schedule set forth in the Development Program, as modified from time-to-time by Sections 2.2.3 and 3.2.1.

     14.3. Accrued Rights. Termination or expiration of this Agreement will not affect any other rights of the parties which may have accrued up to the date of such termination or expiration and, in addition, no party will be relieved of any obligation for any sums due to the other party.

     14.4. Survival. The following Sections will survive any expiration or termination of this Agreement: 4, 5, 8, 9, 10, 11, 12, 13, 14, 15, 17 and 18.

15.  LIMITATION OF LIABILITY.

     15.1. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, DATA, SAVING OR REVENUES, ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER UNDER TORT, CONTRACT OR OTHER THEORIES OF LIABILITY (INCLUDING STRICT LIABILITY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     15.2. IN NO CASE WILL TERARECON'S LIABILITY UNDER THE TERMS OF THE AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID TO TERARECON HEREUNDER. FOR PURPOSES OF THIS SECTION, NO VALUE WILL BE ATTRIBUTED TO WARRANTS WITH A SHARE PRICE GREATER THAN THE CURRENT FAIR MARKET VALUE OF THE COMMON STOCK ON THE EFFECTIVE DATE.

16.  ASSIGNMENT.

     No party may assign its rights or obligations under this Agreement to any third party without the prior written consent of the other party, except that a party may assign such rights and obligations to an entity which purchases or otherwise acquires all or substantially all of the assets of such party.

17.  GENERAL PROVISIONS.

     17.1. Force Majeure. No party hereto will be liable for default of any obligation hereunder other than the payment of money if such default results from force majeure, including, without limitation, governmental acts or directives; strikes or shortage of supplies; acts of God; war; insurrection, riot or civil commotion; fires, explosions, flooding, earthquakes or water damage; or embargoes; or any other events whether of the kind herein enumerated or otherwise, that are not within the reasonable control of the party affected. In such event, and as a condition to excuse of performance by reason of this
Section 17.1, the affected party will promptly give notice of the circumstances responsible for such party's nonperformance to the other parties, and the affected party will act in good faith and use commercially reasonable efforts to remedy or minimize the effects of such circumstances.

     17.2. No Agency. The parties to this Agreement are independent contractors. Nothing in this Agreement shall be construed as creating any agency, partnership, joint venture or any other form of joint enterprise between the parties.

     17.3. Notices. Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon personal delivery to the party to be notified by hand, professional courier service or facsimile, one day after deposit with Federal Express or other overnight delivery service, or two days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address as set forth below, or at such other address as such party may designate by five days' advance written notice to the other party.

     17.4. Application of California Law. This Agreement will be governed exclusively by its terms and by the laws of the State of California, without regard to conflict of laws principles.

     17.5. Amendments. An amendment to this Agreement will be effective only by a writing executed by the parties to this Agreement.

     17.6. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions hereof.

     17.7. Waivers. The failure of any party to seek redress for violation of any term, covenant or condition of this Agreement will not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

     17.8. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies.
Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     17.9. Entire Agreement. This Agreement, together with any attachments and exhibits hereto, constitute the entire agreement of the parties with respect to their subject matter, and supersede and replace any prior or contemporaneous understandings or agreements, whether oral or written, between the parties including, without limitation, the Agreement in Principle, dated March 7, 1997, between the parties hereto and the Non-Disclosure Agreement, dated March 10, 1997, between the parties hereto.

     17.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance will be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and application thereof will not be affected and will be enforceable to the fullest extent permitted by law.

     17.11. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained will be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

     17.12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

                              TERARECON INC.


                              By:
                                 -----------------------------------------------

                              Name:
                                  ----------------------------------------------
                              Title:
                                   ---------------------------------------------

                              Address:

                                   ---------------------------------------------
                                   ---------------------------------------------
                                   ---------------------------------------------
                              Attn:
                                   ---------------------------------------------


                              IMATRON INC.


                              By:
                                  ----------------------------------------------

                              Name:
                                   ---------------------------------------------

                              Title:
                                   ---------------------------------------------

                              Address:
                                   ---------------------------------------------
                                   ---------------------------------------------
                                   ---------------------------------------------
                              Attn:
                                   ---------------------------------------------

                                   APPENDIX A

                               DEVELOPMENT PROGRAM

A.   RTR-2000 TERARECON SYSTEMS

     The Prototype I and Prototype II will be developed on a time frame consistent with the Milestone Schedule below.

B.   MILESTONE SCHEDULE

     1. Delivery of the first Prototype I shall be made no later than August 31, 1997.

     2. Delivery of three (3) additional Prototype i units shall be made within thirty (30) days of Acceptance of the first Prototype I.

     3. Delivery of the first Prototype II shall be made within sixty (60) days of Acceptance of the first Prototype I.

     4. Delivery of six (6) additional Prototype II units shall be made within thirty (30) days of Acceptance of the first Prototype II.

     5. Upgrade of four (4) Prototype I units to Prototype II units shall be made within thirty (30) days of delivery of six (6) Prototype II units pursuant to provision B(4) above.

C.   SPECIFICATIONS

     Prototype I. 50 Millisecond mode, all pictures are 256 by 256

     1. Cine Fluoro-mode 17.2 frames per second real-time reconstruction mode. Image quality should be comparable to Imatron 50 millisecond pictures.

     2. Averaged Fluoro-mode Two to six, "n", data sets would be averaged and then reconstructed. This would run at 17.2/n frames per second. The usual speed would probably be 17.2/3 = 5.7, advertised as 6. With the new detector this might produce 5 rows of holes, high and low contrast.

     Prototype II. 100 millisecond mode, 256 by 256 zoom or 512 by 512

     1. Triggered Average Mode.

          A trigger takes n sweeps. The data from these is averaged and then the picture is reconstructed. The time to display the image after scanning stops is: 360 milliseconds.

     2. Averaged Fluoro-mode. Three or more data sets are averaged and then the average is displayed.

          Themaximum running rate is3 frames per second.The image quality of the Prototype II should be comparable to the C-150 pictures of the same data. In the event of a disagreement about image quality, a panel of three independent interventional radiologists will evaluate such image quality. The panel shall be comprised of one independent radiologist appointed by each of Imatron and Tera Recon and a third independent radiologists chosen by mutual agreement of the first two radiologists.

                                   APPENDIX B

IMATRON TECHNOLOGY

     (1) Method to make pin interpolation for Imatron scanner data

     (2) Details of scatter correction for Imatron scanner data

     (3) Beam hardening correction

     (4)  Function  to  find   coefficients  to  optimize   convolution   kernel
          specifically designed for Imatron scanner

     (5) General advice on mathematical computation method

                                   APPENDIX C

TERARECON TECHNOLOGY

     (1)  Know-how of implementing computerized data correction

     (2) Know-how of implementing reconstruction of the images from the projected data sets using HISC processor (Imagine 1)

     (3)  Know-how of implementing device driver for RTR-2000 TeraRecon Systems

     (4) Know-how of implementing the visualization function for reconstructed images using HISC processor (Imagine 1)

     (5)  The source  does of the  programs  developed  for  RTR-2000  TeraRecon
          Systems

     (6)  Programming method using HISC processor

     (7)  Know-how of developing the custom boards using HISC processors

     (8) Know-how of high-speed data transfer board system for RTR-2000 TeraRecon Systems

     (9) Know-how o high-speed data acquisition board systems for Imatron system in connection with the RTR-2000 TeraRecon Systems

     (10) Know-how of modifying Imatron's data capture board for the use of high-speed data acquisition board system in connection with the RTR-2000 TeraRecon Systems.

                                   APPENDIX D

                                    WARRANT

                                   APPENDIX E

                           WARRANT PURCHASE AGREEMENT